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                                                                    EXHIBIT 21

                          INTERNET LAW LIBRARY, INC.
                    SUBSIDIARIES AS OF DECEMBER 31, 1999

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

NAME OF SUBSIDIARY              STATE IN WHICH ORGANIZED            D/B/A
------------------              ------------------------            -----
National Law Library, Inc.      Texas                               National Law Library, Inc.
GoverNet Affairs, Inc.          Georgia                             GoverNet Affairs, Inc.
Brief Reporter, LLC             Virginia                            Brief Reporter, LLC
Planet Resources, Inc.          Delaware                            Planet Resources
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